EXHIBIT 99.1

April 26, 2010 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2010, of $1,906,000, representing a decrease of $145,000, or 7.1 percent, from the same period the prior year.  Earnings per share for the first quarter of 2010 were $.48, down 5.9 percent from the $.51 earned the first quarter of 2009.  Return on average assets and return on average equity was .90 percent and 11.57 percent, respectively, for the first quarter of 2010, versus 1.02 percent and 13.13 percent, respectively, for the same period the prior year.

For the first quarter of 2010, net interest income increased $329,000, or 4.0 percent, from the same period last year.  The increase was attributable to higher average earning assets, which grew nearly $44 million, or 5.7 percent, primarily in commercial loans.  However, the additional interest income generated from the growth in earning assets was offset by a decline in the net interest margin.  The net interest margin for the three months ended March 31, 2010 was 4.34 percent, compared to 4.42 percent for the same period the prior year.  The net interest margin contracted from last year’s first quarter primarily due to the focus on liquidity which contributed to an increase in short-term assets.

For the first quarter of 2010, noninterest income totaled $1,865,000, a decrease of $156,000, or 7.7 percent, from the first quarter of 2009.  Contributing to the decrease was a decrease in mortgage banking income and the further decline in fair value of foreclosed real estate.  Mortgage banking revenue declined $183,000 from the first quarter of 2009.  Mortgage originations have normalized from 2009’s elevated levels, leading to lower revenue from selling loans to the secondary market.  The Company has accepted an offer to liquidate one piece of foreclosed real estate.  Based on the carrying value and sales price, a valuation adjustment of $126,000 was recognized.  Contributing to revenue growth was an increase in processing fee income earned from facilitating the clearing of tax refunds for a tax software provider.  With continued growth in transaction volume, the associated fee income increased $183,000 from the 2009 first quarter.

Noninterest expense totaled $6,881,000 for the first quarter of 2010, an increase of $325,000, or 5.0 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, contributed $234,000 to the increase.  In addition, the Company incurred $168,000 in expenses for capital planning purposes.  The total of all remaining noninterest expense categories decreased $77,000 from the prior year first quarter.  Overall, management was pleased with the limited growth in overhead expense, which would have been limited to 2.4 percent without the capital planning expenses.

For the three months ended March 31, 2010, management provided $921,000 to the allowance for loan losses, an increase of $73,000 from the same period the prior year.  The ratio of nonperforming loans to total loans at March 31, 2010 of 1.27 percent was up from the .95 percent at March 31, 2009, and was up from the .81 percent at December 31, 2009.  The increase in the nonperforming loan ratio was related to placing a $2.5 million impaired loan on nonaccrual status.  Since the loan was already evaluated for impairment, there was no additional allocation for loan losses required.  For the three months ended March 31, 2010, net charge-offs were down $603,000 from the same three-month period in 2009, primarily due to the partial charge-off of a large real estate loan in 2009 and an increase in commercial and consumer loan recoveries in 2010.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2010 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.35 percent of total loans at March 31, 2010, compared to 1.26 percent at December 31, 2009 and 1.22 percent at March 31, 2009.

“When comparing our earnings to last year’s first quarter, we knew it would be a challenge due to mortgage originations normalizing after a boom in refinancing in the prior year,” stated Jeffrey E. Smith, Chairman and CEO.  “However, we have made a positive improvement in growing net interest income, which is our largest revenue source.  The net interest margin continues to be strong and we have been able to grow our targeted loan portfolios.  Our tax refund processing fees expanded 40 percent to enhance noninterest income with minimal impact on operating expense.  Finally, while nonperforming loan balances increased, the increase was due to a loan previously identified that was placed on nonaccrual status.  Since we had already reserved for any probable loss, the impact on the allowance for loan losses was minimal.  Overall the solid earnings and strong capital levels continue to permit us not only to maintain our cash dividend, but to increase it 5 percent from the prior year.”

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The “Holding Company” owns three subsidiaries:  Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained  in  this  earnings release  which are  not  statements  of historical fact constitute  forward-looking  statements  within  the meaning  of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2010	2009
PER SHARE DATA
Earnings per share	$0.48	$0.51
Dividends per share	$0.21	$0.20
Book value per share	$16.93	$16.21
Dividend payout ratio (a)	43.89%	38.83%
Weighted average shares outstanding	3,984,009	3,983,009

PERFORMANCE RATIOS
Return on average equity	11.57%	13.13%
Return on average assets	0.90%	1.02%
Net interest margin (b)	4.34%	4.42%
Efficiency ratio (c)	65.10%	63.02%
Average earning assets (in 000's)	$813,041	$769,169

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended
(in $000's)	March 31,
	2010	2009
Interest income:
Interest and fees on loans	$11,436	$11,659
Interest and dividends on securities	792	952
Total interest income	12,228	12,611
Interest expense:
Deposits	2,905	3,449
Borrowings	714	882
Total interest expense	3,619	4,331
Net interest income	8,609	8,280
Provision for loan losses	921	848
Noninterest income:
Service charges on deposit accounts	556	625
Trust fees	61	55
Income from bank owned life insurance	179	158
Mortgage banking income	75	258
Electronic refund check / deposit fees	644	461
Loss on sale of other real estate owned	(111)	----
Other	461	464
Total noninterest income	1,865	2,021
Noninterest expense:
Salaries and employee benefits	3,892	3,658
Occupancy	414	403
Furniture and equipment	292	285
FDIC insurance	259	285
Data processing	204	227
Other	1,820	1,698
Total noninterest expense	6,881	6,556
Income before income taxes	2,672	2,897
Income taxes	766	846
NET INCOME	$1,906	$2,051

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share and per share data)	March 31,	December 31,
	2010	2009
ASSETS
Cash and noninterest-bearing deposits with banks	$9,141	$9,101
Interest-bearing deposits with banks	34,398	6,569
Total cash and cash equivalents	43,539	15,670
Securities available for sale	80,874	83,868
Securities held to maturity
(estimated fair value: 2010 - $16,466; 2009 - $16,834)	16,221	16,589
Federal Home Loan Bank stock	6,281	6,281
Total loans	651,780	651,356
Less: Allowance for loan losses	(8,778)	(8,198)
Net loans	643,002	643,158
Premises and equipment, net	10,097	10,132
Accrued income receivable	2,867	2,896
Goodwill	1,267	1,267
Bank owned life insurance	18,913	18,734
Prepaid FDIC insurance	3,324	3,567
Other assets	9,776	9,826
Total assets	$836,161	$811,988

LIABILITIES
Noninterest-bearing deposits	$100,870	$86,770
Interest-bearing deposits	578,150	560,874
Total deposits	679,020	647,644
Securities sold under agreements to repurchase	25,613	31,641
Other borrowed funds	40,225	42,709
Subordinated debentures	13,500	13,500
Accrued liabilities	10,342	9,973
Total liabilities	$768,700	$745,467

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 2010 and 2009 - 4,643,748 shares issued)	4,644	4,644
Additional paid-in capital	32,704	32,704
Retained earnings	45,281	44,211
Accumulated other comprehensive income	544	674
Treasury stock, at cost (2010 and 2009 - 659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	67,461	66,521
Total liabilities and shareholders' equity	$836,161	$811,988